Nasdaq: AAII

aaiPharma Announces Update on Bond Interest Payment

Wilmington, N.C., September 30, 2004 — aaiPharma Inc. (NASDAQ: AAII) today announced the Company will not make the October 1, 2004 interest payment on its 11.5% Senior Subordinated Notes due 2010, and will use the 30-day grace period provided under the Notes for failure to pay interest to enter into discussions with an ad hoc committee formed by certain holders of the Notes. An aggregate interest payment of $10.0 million is due on the Notes on October 1, 2004. Failure to make the interest payment by October 31, 2004 would constitute an event of default under the Notes, permitting the trustee under the Notes or the holders of 25% of the Notes to declare the principal and interest thereunder immediately due and payable.

The Company believes there is a likelihood that it will be in default of certain financial covenants under its senior credit facility, and is in ongoing active discussions with its lenders to seek waivers and/or consents for these potential defaults.

Forward Looking Statements
Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the ability of the Company to obtain any waivers or consents under its senior credit facility or enter into productive discussions with the holders of the Notes. Additional relevant risk factors that could cause actual results to differ materially are discussed in the Company‘s most recent reports on Form 10-K, 10-Q and 8-K filed with or furnished for the Securities and Exchange Commission.

About aaiPharma
aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.